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                                                                   EXHIBIT 10.71

                              EMPLOYMENT AGREEMENT

         MADE as of the 1st day of August, 1999 (the "Agreement"), by and between VISION TWENTY-ONE, INC., a Florida corporation (the "Company"), and ANDREW ALCORN (the "Executive").

         WHEREAS, the Company is presently engaged in the business of providing laser vision correction, ambulatory surgery center services and management, and managed eye care, practice management and related services to ophthalmologists, optometrists and other eye care providers;

         WHEREAS, the Executive has extensive management experience and is willing to serve as President of the Company's Managed Care Division;

         WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

         1.       EMPLOYMENT

         The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the President of the Company's Managed Care Division and to have such powers and responsibilities consistent with his position as the Chief Operating Officer may assign to him.

         Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.

         2.       TERM OF AGREEMENT

         The two (2) year initial term of employment under this Agreement shall commence as of August 1, 1999 (the "Effective Date"). At the expiration of the initial employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (60) days advance written notice of his or its intention not to renew this Agreement for the additional term, the Agreement shall terminate upon the expiration of the current term.

         Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).


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         3.       SALARY AND BONUS

         The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $225,000.00 per annum, payable in biweekly installments consistent with the Company's normal payroll schedule. The Compensation Committee of the Company's Board shall consult with the Chief Executive Officer and the Chief Operating Officer to review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Committee deems to be appropriate.

         The Executive shall also be eligible to receive an annual incentive bonus from the Company for each fiscal year of the Company during the term of this Agreement. The Executive shall be eligible to receive up to 40 percent of his annual base salary in effect on the last day of the year pursuant to the terms of the Company's Incentive Compensation Program ("ICP").

         The payment of a bonus to the Executive under terms of the ICP is intended to comply with and shall be interpreted in accordance with the requirements of Section 162(m) of the Internal Revenue Code, and accordingly, if the Compensation Committee of the Board follows the foregoing requirements and the annual bonus is disapproved by the Compensation Committee of the Board accordance with said requirements, the Executive shall not be paid the performance-based portion of the bonus for the fiscal year at issue, to the extent such performance-based portion of the bonus causes the Executive's total applicable remuneration to exceed $1,000,000 for the fiscal year at issue.

         4.       ADDITIONAL COMPENSATION AND BENEFITS

         The Executive shall receive the following additional compensation and welfare and fringe benefits:

         (a) Stock Options. Pursuant to the terms of a separate stock option agreement, the Executive shall be granted nonstatutory stock options under the Company's 1996 Stock Incentive Plan with respect to 50,000 shares of common stock.

         (b) Medical and Life Insurance. The Company shall provide the Executive and his dependents with health insurance coverage on the same basis as that from time to time made available to other executives.

         (c) Automobile. The Company will provide the Executive with the use of a Company automobile. The Company will cover the costs of routine maintenance, fuel and liability insurance for the leased vehicle. The Executive will be responsible for appropriately reporting his personal use of the vehicle for income tax purposes.

         (d) Paid Time Off ("PTO"). The Executive shall be entitled to paid time off for each Company-recognized holiday, and for such other time as he shall take away from the work site, provided that his performance is not adversely impacted.

         In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other executives, and in such welfare benefit


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plans, programs, practices and policies of the Company as are generally applicable to other executives.

         5.       PAYMENTS UPON TERMINATION

         (a) Involuntary Termination. If the Executive's employment is terminated by the Company during the term of this Agreement for a reason other than death, disability as described in paragraph (b), "Cause" as described in paragraph (c), or voluntary termination by the Executive as described in paragraph (d), the Executive shall be entitled to receive his salary and welfare benefits until the later to occur of the date of termination of this Agreement or the date that is twelve (12) months after the date of his employment termination. For the purposes of the preceding sentence, "salary" shall mean the highest annual base salary in effect during the year preceding the employment termination. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan. In the event that the Company should during the term of this Agreement require the Executive to relocate his business office outside the boundaries of Palm Beach County, he shall have the right within sixty (60) days following this request to resign from employment and have such resignation deemed to be an involuntary termination triggering the severance provisions of this Section 5(a).

         (b) Disability. The Company shall be entitled to terminate this Agreement if the Board determines that the Executive has been unable to attend to his duties for at least ninety consecutive (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination and subject to the payment provision of the following sentence, the Company shall pay to Executive a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became disabled for the first six (6) months of such disability, and one-twenty-fourth (1/24th) of his current annual base salary thereafter. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of disability and cease with the earliest to occur of (i) the month in which the Executive returns to active employment, either with the Company or otherwise,
(ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth (24th) month after the date of the termination. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any disability plan or other disability program or insurance policies maintained or provided by the Company.

         (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

         For purposes of this Agreement, the term "Cause" shall be limited to
(i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder


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or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Chief Operating Officer (other than any such failure resulting from the Executive's incapacity due to physical or mental disability).

         (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

         For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive resigns during the period three months following (i) his assignment to duties materially inconsistent with the primary duties and responsibilities of his position, or (ii) the Company's breach of any of its material obligations under this Agreement.

         6.       EFFECT OF CHANGE IN CORPORATE CONTROL

         (a) In the event of a Change in Corporate Control, the vesting of any stock options or other awards granted to the Executive under the terms of the Company's 1996 Stock Incentive Plan shall become immediately vested in full and, in the case of stock options, exercisable in full.

         In addition, if, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated (other than for Cause) by the Company, the Executive shall be entitled to receive as severance pay in lieu of the payments described in Section 5(a) above, a series of twelve (12) equal monthly payments, each equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary in effect at the time of the Change in Corporate Control plus (ii) the annual bonus paid to the Executive with respect to the last fiscal year of the Company ending prior to the Change in Corporate Control.

         (b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

                  (1) The acquisition in one or more transactions of more than thirty percent of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

                  (2) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

                  (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on the Effective Date, and (ii) persons who were nominated for election


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         as members of the Board by the Board of Directors (or a Committee of
         the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors on the Effective Date; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).

                  (4) Any person, or group of persons, announces a tender offer for at least thirty percent (30%) of the Company's Common Stock;

provided that, no acquisition of stock by any person in a public offering or private placement of the Company's common stock approved by the Company's Board of Directors, shall be considered a Change in Corporate Control.

         (c) Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Executive as a result of a Change in Corporate Control under this Section 6, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

         7.       DEATH

         If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of the Executive's base salary through the date of death, plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended, plus an amount equal to six (6) months' base salary at the rate in effect on the date of death. Any amounts payable under this Section 7 shall be reduced by any amounts paid to the Executive's beneficiaries or estate under insurance program provided by the Company.

         8.       WITHHOLDING

         The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

         9.       PROTECTION OF CONFIDENTIAL INFORMATION

         The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is


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already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

         The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

         10.      COVENANT NOT TO COMPETE

         The Executive hereby agrees that he will not, either during the Employment Term or until such time as all payments made pursuant to the provisions of Section 5 of this Agreement cease, engage in any business activities on behalf of any enterprise which competes with the Company in any business in which the Company is now engaged or any other business in which the Company is actively engaged at the time of the termination. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

         The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 5 of this Agreement,

         (i) solicit any employee or full-time consultant of the Company for the purposes of hiring or retaining such employee or consultant, or

         (ii) solicit any present or prospective client of the Company for the purposes of offering such client services or products that are similar to those the Company is actively engaged in providing at the time of the Executive's termination.

         11.      INJUNCTIVE RELIEF

         The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

         It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.


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         12.      SEPARABILITY

         If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         13.      ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

         14.      ENTIRE AGREEMENT

         This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time only by mutual written agreement of the parties hereto.

         15.      GOVERNING LAW

         This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.


Attest:                                VISION TWENTY-ONE, INC.


/s/ Robert Collins                     /s/ Theodore Gillette
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President/COO                          Chief Executive Officer




Witness:
/s/                                    /s/ Andrew Alcorn
------------------                     ----------------------------------------
                                           ANDREW ALCORN